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                                                                   EXHIBIT 10.12

                         FIRST AMENDMENT TO OFFICE LEASE

      This First Amendment to Office Lease ("Amendment") is entered into, and dated for reference purposes, as of October 31, 2000 by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Landlord"), as Landlord, and BRE PROPERTIES, INC., a Maryland corporation ("Tenant"), as Tenant, with reference to the following facts:

                                    RECITALS

      A. Landlord and Tenant entered into that certain written office lease dated April 24, 2000 (the "Lease"), for certain premises located in the Building, as more particularly described in the Original Lease (the "Original Premises").

      B. Landlord and Tenant now desire to provide for the lease to Tenant of certain expansion premises (the "Expansion Space"), subject to all of the conditions, terms, covenants and agreements provided in this Amendment.

      NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. Defined Terms. All capitalized terms not otherwise defined herein have the meanings set forth in the Lease unless the context clearly requires otherwise.

      Section 2. Security Deposit. Concurrently with execution of this Amendment, Tenant shall pay to Landlord an additional Security Deposit of $8,515.80 to be handled by Landlord in accordance with the terms of Article Five of the Lease.

      Section 3. Initial Term. Landlord and Tenant agree that the term of the lease of the Expansion Space shall be three (3) years (Expansion Space Term).

      Section 4. Expansion Space Option to Extend.

            (a) Landlord hereby grants Tenant a single option to extend the initial Term of the lease of the Expansion Space (as described below) for an additional period of two (2) years (such period may be referred to as the "Option Term"), as to the Expansion Space as it may then exist, upon and subject to the terms and conditions of this Section (the "Expansion Space Option To Extend"), and provided that at the time of exercise of such right: (i) Tenant must be in occupancy of the Expansion Space and the Original Premises; and (ii) there has been no material adverse change in Tenant's financial position from such position as of the date of execution of this Amendment, as certified by Tenant's Independent certified public accountants, and as supported by Tenant's certified financial statements, copies of which shall be delivered to Landlord with Tenant's written notice exercising its right hereunder.

            (b) Tenant's election (the "Election Notice") to exercise the Expansion Space Option To Extend must be given to Landlord In writing no earlier than the date which is twelve (12) months before the Expansion Space Expiration Date and no later than the date which is nine (9) months prior to the Expansion Space Expiration Date. If Tenant either fails or elects not to exercise its Expansion Space Option to Extend by not timely giving its Election Notice, then the Expansion Space Option to Extend shall be null and void.


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            (c) The Option Term shall commence immediately after the expiration of the Expansion Space Expiration Date. Tenant's leasing of the Expansion Space during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease and this Amendment except that (i) the Expansion Space Monthly Base Rent, the Operating Expenses Base Year, the Taxes Base Year and parking charges pursuant to this Amendment shall be amended to equal the "Option Term Rent", defined and determined in the manner set forth in the immediately following Subsection; (ii) the Expansion Space Security Deposit shall be increased within fifteen (15) days after the Prevailing Market Rent has been determined to equal one hundred percent (100%) of the highest monthly installment of Monthly Base Rent thereunder; (iii) Tenant shall accept the Expansion Space in its "as is" condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Expansion Space or to provide Tenant any allowance therefor; and (iv) there shall be no further option or right to extend the term of the Lease of the Expansion Space. If Tenant timely and properly exercises the Option To Extend, references in this Amendment to the Expansion Space Term shall be deemed to mean the Expansion Space initial Term as extended by the Option Term unless the context clearly requires otherwise.

            (d) The Expansion Space Option Term Rent shall mean the greater of
(i) the Monthly Base Rent and parking charges payable by Tenant under this Amendment applicable to the Expansion Space calculated at the rate applicable for the last full month of the initial Term, with Rent Adjustments based upon the Operating Expenses Base Year and Taxes Base Year as defined in Section 1.01 of the Lease as amended by this Amendment (collectively, "Preceding Rent") or
(ii) the "Prevailing Market Rent". As used herein Prevailing Market Rent shall mean the rent and all other monetary payments and escalations, including consumer price increases, that Landlord could obtain from a third party desiring to lease the Expansion Space for a term equal to the Expansion Space Option Term and commencing when the Expansion Space Option Term is to commence under market leasing conditions, and taking into account the following: the size, location and floor levels of the Expansion Space; the type and quality of tenant improvements; age and location of the Project; quality of construction of the Project; services to be provided by Landlord or by tenant; the rent, all other monetary payments and escalations obtainable for new leases of space comparable to the Expansion Space In the Project and in comparable class A office buildings in downtown Walnut Creek, California, and other factors that would be relevant to such a third party in determining what such party would be willing to pay therefor, provided, however, that Prevailing Market Rent shall be determined without reduction or adjustment for "Tenant Concessions" (as defined below), if any, being offered to prospective new tenants of comparable space. For purposes of the preceding sentence, the term "Tenant Concessions" shall include, without limitation, so-called free rent, tenant improvement allowances and work, moving allowances, and lease takeovers. The determination of Prevailing Market Rent based upon the foregoing criteria shall be made by Landlord, in the good faith exercise of Landlord's business judgment. Within thirty (30) days after Tenant's exercise of the Expansion Option to Extend, Landlord shall notify Tenant of Landlord's determination of Expansion Space Option Term Rent for the Expansion Space. If Landlord's determination of Prevailing Market Rent is greater than the Preceding Rent, and if Tenant, in Tenant's sole discretion, disagrees with the amount of Prevailing Market Rent determined by Landlord, Tenant may elect to revoke and rescind the exercise of the option by giving written notice thereof to Landlord within thirty (30) days after notice of Landlord's determination of Prevailing Market Rent.

            (e) This Expansion Space Option to Extend is personal to BRE and shall not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

            (f) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Expansion Space Option Term, to terminate all of the provisions of this Section with respect to the Expansion Space Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Expansion Space Option to Extend is of no force or effect:


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                  (i) Tenant's failure to timely exercise the Expansion Space
      Option to Extend in accordance with the provisions of this Section.

                  (ii) The existence at the time Tenant exercises the Expansion Space Option to Extend or at the commencement of the Expansion Space Option Term of any default on the part of Tenant under the Lease or this Amendment or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default.

                  (iii) Tenant's third default under the Lease or this Amendment prior to the commencement of the Expansion Space Option Term, notwithstanding that all such defaults may subsequently be cured.

In the event of Landlord's termination of the Expansion Space Option to Extend pursuant to this Section, Tenant shall reimburse Landlord for all costs and expenses Landlord incurs in connection with Tenant's exercise of the Expansion Space Option to Extend including, without limitation, costs and expenses with respect to any brokerage commissions and attorneys' fees, and with respect to the design, construction or making of any tenant improvements, repairs or renovation or with respect to any payment of all or part of any allowance for any of the foregoing.

            (g) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

            (h) This Expansion Space Option to Extend is the only option Tenant has to extend the term of its lease of the Expansion Space. The Expansion Space shall not be included in the Option to Extend contained in Section 3 of Rider 2 to the Original Lease.

      Section 5. Lease of Expansion Space.

            (a) Definition and Lease of Expansion Space. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Expansion Space upon and subject to all of the terms, covenants, conditions of the Lease, except as expressly provided herein. The Expansion Space consists of space located on the street level of the Building comprising approximately 3,154 rentable square feet of space, as more particularly shown on Exhibit A, attached hereto and made a part hereof.

            (b) Commencement Date; Expiration Date. Landlord shall deliver possession of the Expansion Space to Tenant upon substantial completion of the Landlord Work, defined in Section 5(d)(ii) below, and the term of the lease of the Expansion Space shall commence upon such delivery ("the Expansion Space Commencement Date") and continue for a period terminating three (3) years (the Expansion Space Expiration Date) from said Expansion Space Commencement Date, unless sooner terminated pursuant to the terms of the Lease. As of the Expansion Space Commencement Date, the Expansion Space shall become part of the Premises upon and subject to all of the terms, covenants and conditions of the Lease, except as otherwise provided herein and except that (i) Tenant's obligation to pay Base Annual Rent and Tenant's pro-rata share of Operating Costs and Taxes with respect to the Expansion Space shall commence upon the Expansion Space Commencement Date, and (ii) the Premises rentable area, including the Expansion Space, will be 13,599 square feet.

            c) Substantial Completion. The Expansion Space shall be deemed completed and possession delivered when Landlord has substantially completed Landlord's work, subject only to the completion of minor items which do not materially impair the usability of the Expansion Space by Tenant, and Tenant shall accept the Expansion Space upon notice from Landlord that such Landlord's Work has been so completed. Landlord shall use its reasonable efforts to advise Tenant of the anticipated date of substantial completion at least five (5) days prior to such date, but the failure to give such notice shall not constitute a default hereunder by Landlord or give rise to any claim for damages by Tenant. By entry hereunder Tenant accepts the Expansion Space as being in the condition in which Landlord is obligated to deliver it (subject to completion of


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items on Landlord's punchlist, which punchlist items Landlord shall complete in a diligent manner no later than thirty (30) days following the Expansion Space Commencement Date).

            The Expansion Space Commencement Date, being the date Tenant's obligation to pay rent hereunder commences, shall be advanced the number of days said date is postponed by Tenant Delay (as defined in the Lease.) Tenant shall execute and return to Landlord a letter in the form attached hereto as Exhibit B, confirming the Expansion Space Commencement Date. In the event that any portion of the Expansion Space may be lawfully occupied prior to substantial completion, and if Landlord gives its prior written approval to such early occupancy, Tenant may take early occupancy of such portion of the Expansion Space on such date as Landlord and Tenant shall agree, and notwithstanding any above provisions to the contrary, the Expansion Space Commencement Date and Tenant's obligation to pay Base Annual Rent with respect to such portion of Expansion Space shall commence upon occupancy.

            (d) AS IS; Landlord Work.

                  (i) AS-IS. Notwithstanding any provision of the Lease to the contrary, (1) the Expansion Space is leased to Tenant in its AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Expansion Space, and (2) Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as provided in Section 5(d)(ii) below.

                  (ii) Landlord Work. Within a reasonable time after the execution of this Amendment, Landlord's contractors shall add additional electrical, paint all interior partitions of the Expansion Space and replace the existing carpet utilizing in-stock materials of Tenant's choice, ("Landlord Work"). Tenant agrees to provide Landlord with a complete electrical plan, which shall be subject to Landlord's reasonable approval, and Tenant's choices of paint and carpet within five (5) days of the mutual execution and delivery of this Amendment. All costs and expenses associated with the Landlord Work shall be paid by Landlord up to a maximum total amount of $15,770.00 with the costs and expenses, if any, above said $15,770.00 to be paid by Tenant. In the event such costs and expenses are less than $15,770.00, Landlord shall retain the unused balance and shall have no obligation or liability to Tenant with respect to such excess. Landlord shall also make sure that the HVAC system is in good working condition and that any broken or damaged ceiling tiles are replaced prior to said Expansion Space Commencement Date.

            Section 6. Certain Amendments to Lease. The Lease is hereby amended as follows:

                  (a) Base Annual Rent. During the Term hereof, in addition to the Base Annual Rent provided in said Lease, monthly installments of Base Annual Rent shall be due and payable in advance on the first of each month by Tenant for the Expansion Space at the following rates:

      Period from/through       Monthly     Monthly Rate/SF of Rentable Area
      -------------------       -------     --------------------------------

      Months 01-12              $7,885.00         $2.50
      Months 13-24              $8,200.40         $2.60
      Months 25-36              $8,515.80         $2.70

            (b) Base Taxes Amount and Base Operating Costs Amount. Notwithstanding anything to the contrary in the Lease: (i) as of the Expansion Space Commencement Date, Base Operating Costs Amount for the Expansion Space shall be the amount of Operating Costs paid or accrued during the calendar year 2001 and the Base Taxes Amount for the Expansion Space shall be the amount of Taxes paid or accrued during the calendar year 2001, and (ii) as of the Expansion Commencement Date, Tenant's pro-rata share of Operating Costs and Taxes shall be 3.4023 % for the Premises exclusive of the Expansion Space and, in addition, 1.0274 % for the Expansion Space.


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            (c) Parking. During the Expansion Space Term, in addition to the
Parking provided in the Original Lease, Tenant shall have the right to use nine
(9) valet assist parking spaces (each for a single vehicle) initially at the rate of $60 per space per month. Said initial rate is subject to change in accordance with Section 2.06 of said Original Lease. All such amounts shall be payable as additional Rent in the same manner as for payment of monthly installments of Base Annual Rent.

            (d) After-Hours Electrical Service. Landlord shall install at Tenant's expense a 3-phase emon demon meter and timelock to monitor Tenant's after-hour KW (kilowatt) usage for the Expansion Space. After-hours shall be any time outside of the Standard Operating Hours defined in Section 1.03 of the Lease. Landlord shall invoice Tenant monthly for said after-hour KW usage based upon the then current utility company rate as taken from the utility bill received by Landlord, and Tenant shall pay said invoice upon receipt. Electrical services invoiced to and paid by Tenant under this Section shall not be included in Operating Expenses under said Lease. Landlord and Tenant acknowledge and agree that the provisions contained in Article 6.03 of the Existing Lease in regard to after-hours HVAC service shall not apply to the Expansion Space, but remain fully applicable with respect to the Original Premises.

      Section 7. Brokers. Notwithstanding any other provision of the Lease to the contrary, Tenant represents that Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Amendment, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to pay any commission to which CB Richard Ellis, Inc. ("Landlord's Broker") is entitled in connection with this Amendment pursuant to Landlord's written agreement with such broker.

      Section 8. Attorneys' Fees. Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, as amended, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

      Section 9. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

      Section 10. Force and Effect. Except as modified by this Amendment, the terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference.

      Section 11. Agreement; Amendment. The Lease as amended by this Amendment constitutes the full and complete agreement and understanding between the parties hereto and


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shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Lease as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

      Section 12. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant's authority.

      Section 13. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

      Tenant:           BRE PROPERTIES, INC.,
                              a Maryland corporation

                              By: _____/s/ LeRoy Carlson_________________

                              Print Name: ____LeRoy Carlson____________

                              Title:_____Executive Vice President________

      Landlord:         METROPOLITAN LIFE INSURANCE COMPANY,
                              a New York corporation

                              By: _____/s/ Donald K. Devine__________________

                              Print Name: ____Donald K. Devine__________

                              Title: ______Vice President__________________


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                                    EXHIBIT A
                                 EXPANSION SPACE


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                                    EXHIBIT B
                           COMMENCEMENT DATE AGREEMENT

      Metropolitan Life Insurance Company, a New York corporation ("Landlord"), and BRE Properties, Inc., a Maryland corporation ("Tenant"), have entered into a certain Second Amendment to Office Lease dated as of October 31, 2000 (the "Amendment").

      WHEREAS, Landlord and Tenant wish to confirm and memorialize the Expansion Space Commencement Date of the Amendment as provided for in Section 5(c) of the Amendment;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Amendment, Landlord and Tenant agree as follows:

      1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

      2. The Expansion Space Commencement Date (as defined in the Amendment) is November 10, 2000.

      3. The Expansion Space Expiration Date (as defined in the Amendment) is November 9, 2001.

      4. Tenant hereby confirms the following:

            (a) That it has accepted possession of the Expansion Space pursuant to the terms of the Amendment.

            (b) That the Landlord Work is Substantially Complete; and

            (c) That the Amendment is in full force and effect.

      5. Except as expressly modified hereby, all terms and provisions of the Amendment are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Commencement Date Agreement and such execution and delivery have been duly authorized.

TENANT:                                   LANDLORD:

BRE PROPERTIES, INC.,                     METROPOLITAN LIFE INSURANCE
a Maryland corporation                    COMPANY, a New York corporation

By  ____/s/ LeRoy Carlson_____________    By  _______/s/ Donald K. Devine_______

    ____LeRoy Carlson_________________        ______Donald K. Devine____________
          Print name                                  Print name
Its ____Executive Vice President______    Its ______Vice President______________


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